As filed with the Securities and Exchange Commission on April 30, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-58062	POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-107874

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-125799	POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT No. 333-125800

UNDER

THE SECURITIES ACT OF 1933

THE YANKEE CANDLE COMPANY, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	04-2591416
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16 Yankee Candle Way

South Deerfield, Massachusetts 01373

(413) 665-8306

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

The Yankee Candle Company, Inc. 1999 Stock Option and Award Plan

The Yankee Candle Company, Inc. Employee Stock Option Plan

The Yankee Candle Company, Inc. Outside Director Stock Option Agreements

The Yankee Candle Company, Inc. 401(k) and Profit Sharing Plan

The Yankee Candle Company, Inc. 2005 Stock Option and Award Plan

(Full Title of the Plan)

James A. Perley, Esq.

Senior Vice President and General Counsel

The Yankee Candle Company, Inc.

16 Yankee Candle Way

South Deerfield, Massachusetts 01373

(413) 665-8306

(Name and address, including zip code, and telephone number, including area code, of agent for services)

Copies to:

Carol Anne Huff, Esq.

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

(312) 861-2000

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements of The Yankee Candle Company, Inc. (“Yankee Candle”) (collectively, the “Registration Statements”):

Registration Statement on Form S-8 (File No. 333-58062), pertaining to the registration of 2,576,376 shares of Yankee Candle’s common stock, issuable under Yankee Candle’s 1999 Stock Option and Award Plan.

Registration Statement on Form S-8 (File No. 333-107874), pertaining to the registration of 223,851 shares of Yankee Candle’s common stock, issuable under Yankee Candle’s Employee Stock Option Plan and Yankee Candle’s Outside Director Stock Option Agreements.

Registration Statement on Form S-8 (File No. 333-125799), pertaining to the registration of 50,000 shares of Yankee Candle’s common stock, issuable under Yankee Candle’s 401(k) and Profit Sharing Plan.

Registration Statement on Form S-8 (File No. 333-125800), pertaining to the registration of 1,500,000 shares of Yankee Candle’s common stock, issuable under Yankee Candle’s 2005 Stock Option and Award Plan.

YCC Holdings LLC, a Delaware limited liability company, Yankee Acquisition Corp., a Massachusetts corporation and Yankee Candle entered into an agreement and plan of merger (the “Merger Agreement”) dated October 24, 2006, which contemplated, among other things, the merger of Yankee Acquisition Corp., with and into Yankee Candle (the “Merger”), with Yankee Candle being the entity surviving such Merger. The Merger was consummated on February 6, 2007.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Yankee Candle has terminated all offerings of its securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister all the shares of the Company’s Common Stock registered under the Registration Statements, which remained unissued as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in South Deerfield, State of Massachusetts, on April 30, 2007.

THE YANKEE CANDLE COMPANY, INC.

By:	/s/ Craig W. Rydin
Name:	Craig W. Rydin
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints James A. Perley and Bruce H. Besanko, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to these Post-Effective Amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed below by the following persons in the capacities indicated on April 30, 2007.

Signature	Title

/s/ Craig W. Rydin	Chief Executive Officer (principal executive officer)
Craig W. Rydin	and Chairman of the Board

/s/ Bruce H. Besanko	Senior Vice President, Finance and Chief Financial
Bruce H. Besanko	Officer (principal financial and accounting officer)

/s/ Harlan M. Kent	President and Chief Operating Officer and Director
Harlan M. Kent

/s/ Robin P. Selati	Director
Robin P. Selati

/s/ George A. Peinado	Director
George A. Peinado

/s/ Richard H. Copans	Director
Richard H. Copans

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